                                                       [TENNECO AUTOMOTIVE LOGO]

NEWS RELEASE


For Immediate Release


Contacts:     Jane Ostrander
              Media Relations
              847 482-5607
              jane.ostrander@tenneco-automotive.com

              Leslie Hunziker
              Investor Relations
              847 482-5042
              leslie.hunziker@tenneco-automotive.com




  TENNECO AUTOMOTIVE CLOSES ON OFFERING OF $350,000,000 OF SENIOR SECURED NOTES

Lake Forest, Illinois, June 20, 2003 - Tenneco Automotive Inc. (NYSE: TEN) announced today that the company has settled on its private offering of $350,000,000 of 10.25 percent Senior Secured Notes, due July 15, 2013.

The company used the proceeds of the transaction to repay approximately $199 million outstanding under the term loan A portion of its existing senior credit facility, in direct order of maturity of the upcoming amortization payments; to repay approximately $52 million outstanding under the term loan B and term loan C portion of the facility, pro rata in direct order of maturity of the upcoming amortization payments; and to repay outstanding borrowings under the revolving credit portion of the facility without reducing the commitments.

The notes are senior secured obligations of Tenneco Automotive and will mature July 15, 2013 with interest payable semi-annually beginning on January 15, 2004. The notes are guaranteed by each Tenneco Automotive material domestic wholly-owned subsidiary. The notes and guarantees are secured by a second priority lien, subject to certain exceptions, on substantially all the assets of Tenneco Automotive and of the subsidiary guarantors, respectively, that secure obligations under the Tenneco Automotive senior credit facility.

After giving effect to the use of proceeds, the company expects the offering will increase its annual interest expense by approximately $19 million. In the second quarter of 2003, the company expects to expense approximately $5 million of existing deferred debt issue cost as a result of retiring a portion of the term loans under the senior credit facility.

                                     -More-

Tenneco Automotive offered the notes in reliance upon an exemption from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering. The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration. This news release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which it would be unlawful.

Tenneco Automotive is a $3.5 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,600 employees worldwide. Tenneco Automotive is one of the world's largest producers and marketers of ride control and exhaust systems and products, which are sold under the Monroe(R) and Walker(R) global brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers and DynoMax(R) performance exhaust products, and Monroe(R) Clevite(R) vibration control components.

This news release contains forward-looking statements. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.



                                      ###